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                                                                      EXHIBIT 11
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                           FOR THE YEARS ENDED DECEMBER 31,
                                           (IN THOUSANDS, EXCEPT SHARE AND
                                                  PER SHARE AMOUNTS)
                                            1994         1993         1992
                                         ----------   ----------   ----------
PRIMARY

Net income applicable to common stock .     $43,017      $39,827      $43,010
                                         ==========   ==========   ==========
Weighted average number of shares of
  common stock outstanding during the
  year ................................  22,394,891   22,350,475   22,279,852
Common stock under stock option
  grants ..............................      19,940       38,060       63,292
                                         ----------   ----------   ----------
   Average shares .....................  22,414,831   22,388,535   22,343,144
                                         ==========   ==========   ==========
Primary net income per common share ...       $1.92        $1.78        $1.93
                                         ==========   ==========   ==========
FULLY DILUTED

Net income applicable to common stock .     $43,017      $39,827      $43,010

Adjustments to net income related to
  Employee Stock Ownership Plan (ESOP)
  under the "if-converted" method:

  Add loss of deduction from net
   income for actual dividends paid
   on convertible preferred stock,
   net of tax .........................       1,486        1,497        1,521
  Deduct additional cash contribution
   required which is equal to dividends
   on preferred stock less dividends
   paid at the common dividend rate,
   net of tax .........................        (213)        (250)        (289)
  Add tax benefit associated with
   dividends paid on (1) allocated
   common shares in 1994 and (2)
   allocated and unallocated shares
   in 1993, assuming ESOP was a common
   stock plan .........................         114           78          741
                                         ----------   ----------   ----------
Adjusted income applicable to
  common stock ........................     $44,404      $41,152      $44,983
                                         ==========   ==========   ==========
Weighted average number of shares
  of common stock outstanding
  during the year .....................  22,394,891   22,350,475   22,279,852

Number of equivalent common shares
  attributable to ESOP ................   1,427,368    1,437,901    1,439,752

Common stock under stock option
  grants ..............................      19,940       38,278       63,292
                                         ----------   ----------   ----------
   Average shares .....................  23,842,199   23,826,654   23,782,896
                                         ==========   ==========   ==========
Fully diluted net income per
  common share ........................       $1.86        $1.73        $1.89
                                         ==========   ==========   ==========